Exhibit 99.1

ALTRIA ANNOUNCES RECEIPT OF REQUISITE CONSENTS FOR US DOLLAR NOTES AND AMENDMENTS TO TENDER OFFERS AND CONSENT SOLICITATIONS

NEW YORK, NY FEBRUARY 13, 2008 – Altria Group, Inc. (“Altria”) (NYSE: MO) today announced the results achieved to date for the previously announced cash tender offers and consent solicitations by Altria and its subsidiary, Altria Finance (Cayman Islands) Ltd. (“Altria Finance”), for any and all of Altria’s outstanding notes and debentures denominated in USD (“USD Notes”) and Altria Finance’s bearer bonds denominated in EUR (“EUR Bonds”), in each case listed in the tables below (collectively, “Notes”). As further explained below, Altria has received the requisite consents to enter into supplemental indentures with respect to the USD Notes.

Altria also announced that, in order to continue to provide all holders with the opportunity to receive the maximum amounts payable pursuant to the tender offers and consent solicitations, Altria and Altria Finance are amending the terms of their respective tender offers and consent solicitations to make the applicable consent payment available to all holders who (1) validly tender their Notes pursuant to the tender offers, and thereby deliver related consents pursuant to the consent solicitations, or (2) validly deliver consents without tendering the related Notes pursuant to the consent solicitations prior to the expiration of the tender offers and consent solicitations at 5:00 p.m., New York City time, on Friday, February 29, 2008, in the case of the tender offers and consent solicitations for the USD Notes, and 5:00 p.m., Frankfurt time, on Friday, February 29, 2008, in the case of the tender offer and consent solicitation for the EUR Bonds, unless extended or earlier terminated (the “Expiration Date”).

Results to Date Tender Offers and Consent Solicitations

USD Notes

Adoption of amendments to the indentures under which the USD Notes were issued to clarify the application of certain provisions of such indentures to Altria’s planned spin-off of Philip Morris International Inc. requires the receipt of consents from the holders of at least a majority in outstanding aggregate principal amount of each series of USD Notes issued under the applicable indenture. As of 5:00 p.m., New York City time, on Wednesday, February 13, 2008 (“USD Consent Payment Deadline”), Altria had received tenders of USD Notes and consents in the following amounts:

Title of Securities	CUSIP Number	Outstanding Principal Amount	Aggregate Principal Amount of USD Notes/Consents Tendered	Percentage of Outstanding USD Notes/Consents Tendered
7.650% Notes due 2008	718154CC9	$350,000,000	$249,136,000	71.18%
5.625% Notes due 2008	02209SAB9	$500,000,000	$353,517,000	70.70%
7.000% Notes due 2013	02209SAA1	$1,000,000,000	$939,701,000	93.97%
7.750% Debentures due 2027	718154CF2	$750,000,000	$710,448,000	94.73%

As a result, Altria has received the requisite Consents to enter into supplemental indentures to amend the indentures governing the USD Notes, and Altria and the trustee have executed and delivered such supplemental indentures. The amendments set forth in the supplemental indentures, which became effective immediately upon the execution by Altria and the trustee of such supplemental indentures, will not become operative with respect to a series of USD Notes unless and until Altria accepts for payment USD Notes of such series validly tendered (and not validly withdrawn) pursuant to the applicable tender offer and the Consents with respect to USD Notes of such series validly delivered (and not validly revoked) pursuant to the applicable consent solicitation.

EUR Bonds

Adoption of amendments to Altria’s guarantee of the EUR Bonds to clarify the application of certain provisions thereof to the spin-off requires the receipt of consents from the holders of at least a majority in outstanding aggregate principal amount of the EUR Bonds. As of 5:00 p.m., Frankfurt time, on Wednesday, February 13, 2008 (“EUR Consent Payment Deadline”), Altria Finance had received tenders of EUR Bonds and consents in the following amounts:

Title of Securities	ISIN/WKN	Outstanding Principal Amount	Aggregate Principal Amount of EUR Bonds/Consents Tendered	Percentage of the Outstanding EUR Bonds/Consents Tendered
5.625% Bearer Bonds 1998/2008	DE0002484557/248455	€1,022,583,762.39	€412,911,938.66	40.38%

Amendments to Tender Offers and Consent Solicitations

Altria and Altria Finance are amending the terms of their respective tender offers and consent solicitations to provide that holders who (1) validly tender their Notes pursuant to the tender offers, and thereby deliver related Consents pursuant to the consent solicitations, or (2) validly deliver Consents without tendering the related Notes pursuant to the consent solicitations prior to the applicable Expiration Date will receive the applicable consent payment for Notes validly tendered pursuant to the tender offers or for Consents validly delivered without tendering the related Notes pursuant to the consent solicitations. Accordingly, all holders who validly tender Notes pursuant to the tender offers prior to the applicable Expiration Date will be eligible to receive the applicable total consideration. Rights to withdraw Notes tendered pursuant to the tender offers or revoke Consents delivered pursuant to the consent solicitations have terminated.

Neither Altria nor Altria Finance is amending or modifying any other terms or conditions of its respective tender offers and consent solicitations. Altria’s tender offers and consent solicitations are being made pursuant to the terms and conditions set forth in Altria’s Offer to Purchase and Consent Solicitation Statement, dated January 31, 2008, and the related Letter of Transmittal and Consent, as amended hereby and by Altria’s press release, dated February 8, 2008. Altria Finance’s tender offer and consent solicitation is being made pursuant to the terms and conditions set forth in Altria Finance’s Offer to Purchase and Consent Solicitation Statement, dated January 31, 2008, as amended hereby.

Please refer to the tender offer and consent solicitation documents for the complete terms of the tender offers and consent solicitations. Each of the tender offers and consent solicitations is subject to the satisfaction or waiver of certain conditions, as specified in the tender offer and consent solicitation documents.

Information Relating to Tender Offers and Consent Solicitations

Goldman, Sachs & Co. and Citi are the Dealer Managers for the USD Notes tender offers and Solicitation Agents for the USD Notes consent solicitations. Investors with questions regarding the USD Notes may contact Goldman, Sachs & Co. at (212) 357-4692 or (800) 828-3182 (toll-free) and Citi at (800) 558-3745 (toll-free). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at the following numbers: banks and brokers (212) 430-3774 (collect), all others (866) 470-3700 (toll-free).

Goldman Sachs International and Deutsche Bank AG, London Branch are the Dealer Managers for the EUR Bonds tender offer and Solicitation Agents for the EUR Bonds consent solicitation. Investors with questions regarding the EUR Bonds may contact Goldman Sachs International at +44 (0) 20 7774 4686 and Deutsche Bank AG, London Branch at +44 (0) 20 7545 8011. Deutsche Bank AG, London Branch is the Tender Agent and can be contacted at +44 (0) 20 7547 5000.

This press release is neither an offer to sell nor a solicitation of offers to buy any of these securities. The tender offers and consent solicitations are being made only pursuant to the offer documents, including the applicable Offer to Purchase and Consent Solicitation Statement distributed by Altria or Altria Finance, as the case may be. The tender offers and consent solicitations are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Altria, Altria Finance, the Dealer Managers, the Solicitation Agents, the Depositary, the Information Agent, Tender Agent, the Fiscal Agent or the Trustee makes any recommendation in connection with the tender offers or the consent solicitations. Please refer to the offer documents for a description of offer terms, conditions, disclaimers, and risk factors.

The distribution of the Offer to Purchase and Consent Solicitation Statement for Altria Finance’s tender offer and consent solicitation in certain jurisdictions may be restricted by law. Persons into whose possession Altria Finance’s Offer to Purchase and Consent Solicitation Statement comes are required by Altria Finance and the Dealer Managers to inform themselves about and to observe any such restrictions.

United Kingdom

The communication of the Offer to Purchase and Consent Solicitation Statement for Altria Finance’s tender offer and consent solicitation is not being made and the document has not been approved by an authorized person for the purpose of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”). Accordingly, the Offer to Purchase and Consent Solicitation Statement for Altria Finance’s tender offer and consent solicitation is not being distributed to, and must not be passed on to, the public in the United Kingdom. The communication of the Offer to Purchase and Consent Solicitation Statement for Altria Finance’s tender offer and consent solicitation or any other document issued in connection with Altria Finance’s tender offer and consent solicitation is directed only at those persons in the United Kingdom falling within the definition of Investment Professionals (as defined in Article 19(5) of the FSMA (Financial Promotion) Order 2001 (the “Order”) or persons who are within Article 49 (2)(a) to (d) of the Order or any person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”). The Offer to Purchase and Consent Solicitation Statement (or any other document issued in connection with Altria Finance’s tender offer and consent solicitation) must not be acted upon or relied upon by persons who are not relevant persons. All applicable provisions of the FSMA must be complied with in respect of anything done in relation to the EUR Bonds in, from or otherwise involving the United Kingdom.

Belgium

In Belgium, Altria Finance’s tender offer and consent solicitation will not, directly or indirectly, be made to, or for the account of, any person other than to qualifying institutional investors referred to in article 3, 2° of the Belgian royal decree of 7 July 1999 on the Public Nature of Financial Transactions, each acting on their own account. This press release and the Offer to Purchase and Consent Solicitation Statement for Altria Finance’s tender offer and consent solicitation have not been and will not be submitted to nor approved by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances/Commissie voor het Bank, Financie en Assurantiewezen) and accordingly may not be used in connection with any offer in Belgium, except as may otherwise be permitted by law.

France

Altria Finance’s tender offer and consent solicitation are not being made, directly or indirectly, to the public in the Republic of France. The Offer to Purchase and Consent Solicitation Statement for Altria Finance’s tender offer and consent solicitation or any other offering material relating thereto may not be distributed to the public in the Republic of France and only qualified investors (investisseurs qualifiés), as defined in and in accordance with Articles L.411-1 and L.411-2 of the French Code monétaire et financier and Decree No. 98-880 dated 1 October 1998 are eligible to accept Altria Finance’s tender offer and consent solicitation. Neither this press release nor the Offer to Purchase and Consent Solicitation Statement for Altria Finance’s tender offer and consent solicitation has been submitted for clearance to the Autorité des Marchés Financiers.

Italy

Altria Finance’s tender offer and consent solicitation are not being made in the Republic of Italy. The tender offer and consent solicitation, this press release and the Offer to Purchase and Consent Solicitation Statement for Altria Finance’s tender offer and consent solicitation have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB) or the Bank of Italy pursuant to Italian laws and regulations. Accordingly, holders of EUR Bonds are hereby notified that, to the extent such holders are Italian residents or persons located in the Republic of Italy, Altria Finance’s tender offer and consent solicitation is not available to them and they may not tender their EUR Bonds or deliver consents and, as such, any Electronic Tender Instruction received from such persons shall be ineffective and void, and neither the Offer to Purchase and Consent Solicitation Statement for Altria Finance’s tender offer and consent solicitation nor any other offering material relating to the tender offer, the consent solicitation or the EUR Bonds may be distributed or made available in the Republic of Italy.

Altria Group, Inc. Profile

As of December 31, 2007, Altria owned 100% of Philip Morris International Inc., Philip Morris USA Inc., John Middleton, Inc. and Philip Morris Capital Corporation, and approximately 28.6% of SABMiller plc. The brand portfolio of Altria’s tobacco operating companies includes such well-known names as Marlboro, L&M, Parliament, Virginia Slims and Black & Mild. Altria recorded 2007 net revenues from continuing operations of $73.8 billion.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Altria Group, Inc.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Please refer to Altria Group, Inc.’s Form 10-Q for the period ended September 30, 2007 for a discussion of the risks and uncertainties to which Altria is subject.